Exhibit 99.1

Dear Fellow Shareholders,

The challenges of 2021 were quite different than in other years. In challenging times, which often are the norm in the banking industry, continued execution of fundamentals, including making necessary business adjustments and course corrections, along with being opportunistic, remain important to success. At CFBank, these adjustments in 2021 included initiatives for enhancing our customer delivery, expanding into a new market (Indianapolis), pursuing new business niches including Practice financing for Dental and Medical practices, upgrading our Cash Management products and services, and growing our SBA lending volumes. These leading initiatives were undertaken with the goal of ensuring we remain relevant to our customers, while allowing CFBank to grow by attracting quality new customers.  For CFBank, our strategic business focus on quality growth and expansion of our franchise, has remained constant.  CFBank also promotes an entrepreneurial culture that is opportunistic, as illustrated by CFBank taking advantage of the mortgage Refi market when it boomed, hiring top talent when it becomes available, being an early provider of PPP loans, and entering the Indianapolis market because we were able to attract the right local Leadership.

Success in banking and business has taught us to be adept at adjusting and refining continually, in order to better serve our current customers as well as positioning our businesses competitively for attracting quality new customers, all the while maintaining unwavering focus on our respective core competencies.

At the core of CFBank is Commercial Banking. We are about serving entrepreneurs, partnering with them to grow their closely held businesses. Everything we do at CFBank, including all of our ancillary product offerings and banking services, is targeted to serve businesses and business owners. The unique way we deliver upon our core competencies, we call Boutique.

Boutique means CFBank delivering as a team. We invest in knowing and understanding the businesses of our customers so that we may become valued business advisors, in addition to being highly responsive. Our CFBank Boutique banking concept seems simple. It is. Our Team and our unique culture, all aligned to the same goals, along with consistent daily execution of these fundamentals, enable us to deliver on our “Boutique” promise.  It is this competitive differentiation of CFBank, along with our committed high performing sales team and credit culture, which are responsible for our decade long history of producing consistent, high-level growth. The CAGR (Compound Annual Growth Rate) of CFBank is nearly 25% annualized for the past 10 years (2012-2021). Our success has not gone unrecognized, as CFBank was ranked # 2 nationally in our Peer group in growth strategy and # 4 nationally in overall performance by Bank Director Magazine.

Moving forward in this new year, you can expect your CFBank Team will continue adjusting and adapting to what will undoubtedly be a changing economic and business climate.  We will continue to focus and execute upon our strategic intents which remain the same.  We believe in a simple plan, coupled with consistent Execution.

Our CFBank team, Board of Directors, and I greatly appreciate the support of our customers, shareholders, and our many other important stakeholders. Thank You!

Our best is yet ahead!

Timothy T. O’Dell
President and Chief Executive Officer

Robert E. Hoeweler
Chairman of the Board